FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212/687-8080

LADENBURG THALMANN REPORTS FOURTH QUARTER
AND FULL YEAR 2009 RESULTS

2009 Revenues Increase 25% Due to Acquisition

Fourth Quarter 2009 Revenues Up 23%

________________________________________________________________________

MIAMI, FL, March 17, 2010 — Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) today announced financial results for the fourth quarter and full year ended December 31, 2009.

Fourth Quarter 2009

Fourth quarter 2009 revenues were $43.8 million, a 23% increase from revenues of $35.7 million in the fourth quarter of 2008. Net loss for the fourth quarter was $3.5 million, or $(0.02) per diluted share, an improvement from net loss of $8.3 million, or $(0.05) per diluted share, in the comparable 2008 period. EBITDA, as adjusted, for the three months ended December 31, 2009 was a gain of $1.2 million, compared to a loss of $4.5 million for the 2008 period. The fourth quarter 2009 results included $1.4 million of professional services expense and $3.2 million of non-cash charges for depreciation, amortization and compensation expense, while the fourth quarter 2008 results included $1.9 million of professional services expense and $2.7 million of non-cash charges for depreciation, amortization and compensation expense.

Full Year 2009

Full year 2009 revenues were $150.7 million, a 25% increase over revenues of $121.0 million in 2008. The Company recorded a net loss of $18.7 million, or $(0.11) per diluted share, in 2009 compared to a net loss of $20.3 million, or $(0.12) per diluted share, in 2008. 2009 EBITDA, as adjusted, was a loss of $2.3 million compared to a loss of $5.9 million for 2008. The 2009 results include an increase in revenues of $39.3 million for the inclusion for the full period of Triad Advisors. The 2009 results included professional services expense of $5.7 million and non-cash charges of $11.3 million for depreciation, amortization and compensation. The 2008 results included professional services expense of $6.0 million and non-cash charges of $9.6 million for depreciation, amortization and compensation.

EBITDA, as adjusted, increased $5.7 million in the fourth quarter of 2009 to a gain of $1.2 million as compared to a loss of $4.5 million for the same period in 2008, primarily as a result of a smaller net loss in the fourth quarter of 2009 as compared to the 2008 period. EBITDA, as adjusted, increased $3.6 million in 2009 to a loss of $2.3 million compared to a loss of $5.9 million in 2008, primarily as a result of a smaller net loss in 2009 as compared to 2008. The following table presents a reconciliation of EBITDA, as adjusted, to net loss as reported.

	Year ended		Three months ended
	December 31,		December 31,
(in thousands)	2009	2008	2009	2008
			(unaudited)
Total revenues	$150,675	$120,970	$43,813	$35,675
Total expenses	168,279	140,214	46,758	43,714
Pre-tax loss	(17,604)	(19,244)	(2,945)	(8,039)
Net loss	(18,673)	(20,263)	(3,546)	(8,306)

EBITDA, as adjusted	$(2,258)	$(5,891)	$1,198	$(4,507)
Add:
Interest income	70	219	4	30
Sale of exchange memberships.	-	519	-	209
Less:
Interest expense	(3,977)	(4,534)	(791)	(1,060)
Income tax expense	(1,069)	(1,019)	(601)	(267)
Depreciation and amortization	(3,734)	(3,292)	(924)	(1,051)
Non-cash compensation	(7,534)	(6,265)	(2,261)	(1,660)
Clearing conversion expense	(171)	-	(171)	-

Net loss	$(18,673)	$(20,263)	$(3,546)	$(8,306)

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for gains or losses on sales of assets, non-cash compensation expense and clearing conversion expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as expenses related to Investacorp’s conversion to a single clearing firm as part of a new seven-year clearing arrangement, or do not involve a cash outlay, such as stock-related compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Dr. Phillip Frost, Chairman of Ladenburg, said, “Ladenburg continued to show improvement in the fourth quarter of 2009 amidst a still challenging economic environment. We are pleased to report positive EBITDA, as adjusted, in the fourth quarter, and a significant increase in revenue over the prior year as we began to fully realize the benefits of the Triad Advisors acquisition. We look forward to building on our current momentum and solid foundation to grow both sides of our business — independent brokerage and advisory, and capital markets — and further expand our client offerings.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, added, “Capital markets activity began to increase in the third quarter of 2009 and continues to accelerate. In 2009, Ladenburg placed 11 registered direct and PIPE offerings which raised approximately $124 million for clients in healthcare, biotechnology, energy and other industries. We remain confident in Ladenburg’s ability to capitalize on market opportunities as they arise.”

About Ladenburg

Ladenburg Thalmann Financial Services is engaged in investment banking, equity research, institutional sales and trading, independent brokerage and advisory services and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc. and Triad Advisors, Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami Lakes, Florida, has been serving the independent registered representative community since 1978 and has approximately 460 independent financial advisors nationwide. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions to approximately 540 independent financial advisors nationwide. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Melville, New York; Lincolnshire, Illinois; Los Angeles, California; and Princeton, New Jersey. For more information or to sign up to receive timely e-mail news alerts from Ladenburg Thalmann Financial Services, please visit www.ladenburg.com/info.

# # #

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial results and profitability, statements regarding future growth, statements regarding growth of the independent brokerage and advisory area, statements regarding potential acquisitions, statements regarding our market position and statements regarding our investment banking business. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[Financial Table Follows]

LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
			(unaudited)
Revenues:
Commissions and fees	$123,821	$97,277	$35,421	$32,660
Investment banking	15,155	14,714	6,405	1,328
Asset management	2,002	2,721	594	572
Principal transactions	846	(2,736)	(36)	(2,284)
Interest and dividends	2,372	4,299	28	1,296
Other income	6,479	4,695	1,401	2,103

Total revenues	150,675	120,970	43,813	35,675

Expenses:
Commissions and fees	87,165	60,790	24,726	21,553
Compensation and benefits	40,232	42,644	10,489	10,959
Non-cash compensation	7,534	6,265	2,261	1,660
Brokerage, communication and clearance fees	6,836	6,010	1,726	2,133
Rent and occupancy, net of sublease revenue	3,476	3,222	887	1,255
Professional services	5,725	5,976	1,355	1,905
Interest	3,977	4,534	791	1,060
Depreciation and amortization	3,734	3,292	924	1,051
Other	9,600	7,481	3,599	2,138

Total expenses	168,279	140,214	46,758	43,714

Loss before income taxes	(17,604)	(19,244)	(2,945)	(8,039)
Income tax expense	1,069	1,019	601	267

Net loss	$(18,673)	$(20,263)	$(3,546)	$(8,306)

Net loss per common share (basic and diluted)	$(0.11)	$(0.12)	$(0.02)	$(0.05)

Weighted average common shares used in computation of per share data:
Basic	168,623,375	165,812,495	167,876,256	171,655,110

Diluted	168,623,375	165,812,495	167,876,256	171,655,110